Exhibit 10.1

Corporate Offices 1100 Winter Street Suite 4600 Waltham, MA 02451 United States Tel: 781.663.5000 Fax: 781.663.5100

Via Federal Express

January 9, 2006

Mr. William R. McLennan

c/o ModusLink PTE LTD

51 Ubi Avenue 3

Singapore 408858

Dear Bill:

Congratulations on your taking on your new role as President of International Business of ModusLink Corporation (“ModusLink” or the “Company”). In this capacity you will continue to report to Joseph C. Lawler, President and Chief Executive Officer of ModusLink.

This letter will serve to memorialize certain changes to your compensation arrangements with the Company.

Effective as of December 1, 2005, your salary will be $14,426.08 bi-weekly, which is equivalent to an annualized base salary of $375,000. You will also continue to be eligible to receive a bonus for fiscal year 2006 based on a target annualized bonus equal to 60% of your base salary earned during fiscal 2006. The actual bonus payment you receive will be based on the Company’s and CMGI’s successful satisfaction of fiscal year 2006 business objectives pursuant to the terms and conditions of the CMGI FY2006 Executive Management Incentive Plan.

The provisions of your offer letter dated February 1, 2005 (the “Offer Letter”) relating to your ability to request that the Company transfer you to an Equal or Greater Position (as defined in the Offer Letter) in the United States at the conclusion of two years of employment (should you remain employed for such amount of time) shall no longer be applicable to your employment.

In addition, you will be granted an option to purchase 100,000 shares of CMGI common stock under CMGI’s 2004 Stock Incentive Plan or 2000 Stock Incentive Plan. This option will be priced at the closing price of CMGl’s common stock (during normal trading hours) on the date hereof. Provided you remain employed by the Company on each vesting date, this option will vest in five equal annual installments (each relating to 20% of the shares covered by the option), on each of the first five anniversary dates of the date of grant, so that the option becomes fully vested and exercisable on the fifth anniversary of the date of grant. The option shall have a seven (7) year term.

On or as soon as practicable after the third business day following the public release of the results of operations of CMGI for the fiscal year ending July 31, 2006 (provided that you remain employed by ModusLink through such reporting date), should CMGI meet or exceed certain financial targets set by

www.moduslink.com

Mr. William R. McLennan

Page Two

January 9, 2006

the Board of Directors of CMGI, Inc., you will be granted an option to purchase 100,000 shares of CMGI common stock under CMGI’s 2004 Stock Incentive Plan or 2000 Stock Incentive Plan. This option will be priced at the closing price of CMGI’s common stock (during normal trading hours) on the date of grant. Provided you remain employed by the Company on each vesting date, this option will vest in five equal annual installments (each relating to 20% of the shares covered by the option), on each of the first five anniversary dates of the date of grant, so that the option becomes fully vested and exercisable on the fifth anniversary of the date of the grant. The option shall have a seven (7) year term.

The options described above shall each be subject to all terms, limitations, restrictions and termination provisions set for the in the Plan and in the separate option agreements (which shall be based upon the Company’s standard form of option agreement) that shall be executed to evidence the grant of such option.

Except as expressly modified hereby, the agreements set forth in the Offer Letter shall remain in full force and effect.

Sincerely,

/s/ JAMES J. HERB
James J. Herb
Senior Vice President, Human Resources

Agreed and accepted:

/s/ WILLIAM R. MCLENNAN	1/9/06
William R. McLennan	Date